UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐       Definitive proxy statement

☒       Definitive additional materials

☐       Soliciting material pursuant to Section 240.14a-12

BROADWIND, INC.
(Name of Registrant as Specified in Its Charter)

WM ARGYLE FUND, LLC JAY DOUGLAS ARMBURGER RYAN BOGENSCHNEIDER CHRISTINE M. CANDELA JAMES M. ROBINSON IV
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On May 15, 2023, WM Argyle Fund, LLC issued the following press release:

WM Argyle Urges Broadwind Stockholders to Reject Flawed Analysis by Proxy Advisors

Milwaukee, WI – May 15, 2023 – WM Argyle Fund, LLC (“WM Argyle” or the “Fund”), one of the largest investors in Broadwind, Inc. (NASDAQ: BWEN) (“Broadwind” or the “Company”) today urged stockholders to reject the recommendations of proxy advisors ISS and Glass Lewis concerning the election of Broadwind’s Board of Directors.

Stockholders should make their own considered judgment and not blindly follow the proxy advisors’ narrow, formulaic, and management-biased approach.

Most significantly, the proxy advisors failed to consider Broadwind’s weak first-quarter earnings report. The Company took a $3.2 million tax credit in the quarter that masked yet another operating loss – a fact not considered by either advisory firm. Even worse, Broadwind burned $11 million in cash during the quarter, leaving just $1.7 million in cash on hand.

Both proxy advisors use flawed methodologies that emphasize performance relative to peers, which can make weak performance appear better. As a significant stockholder in Broadwind, we care about absolute performance and making the Company profitable.

While we disagree with the advisors’ voting recommendations, we were pleased that they recognized the validity of many of our criticisms of the Board, its governance practices and its three long-tenured directors.

For example, ISS1 noted that:

•	“Performance over longer horizons is disappointing, and BWEN has historically struggled with profitability.”

•	“…the recent [Board] additions could credibly be interpreted as reactive to the dissident's campaign.”

Glass Lewis1 said:

•	“On board composition, we are sympathetic to the Dissident’s concerns regarding the tenures of Mr. Wagner and Mr. Reiland, who have served on the board for 12 and 15 years, respectively.”

•	“Commenting on executive compensation, we echo the Dissident’s concerns with the upward adjustment to the payout of certain 2021 short-term incentive awards.”

•	“We believe there is some validity to certain of the Dissident’s more targeted points regarding performance…”

We agree with the proxy firms that the future of Broadwind is bright. That is why we cannot leave it in the hands of directors who have failed stockholders for so long.

For this reason, we urge stockholders to vote FOR our three candidates for the Board – Ryan Bogenschneider, Christine Candela and James Robinson IV -- and to WITHHOLD their votes on the three opposed directors - David P. Reiland, Thomas A. Wagner and Cary B. Wood - who are most responsible for Broadwind’s years-long underperformance.

1 Permission to quote from the ISS or Glass Lewis report was neither sought nor obtained.

Additional information regarding the WM Argyle Fund’s director nominees and its plan to improve Broadwind can be found at www.BWEN2023.com.

About WM Argyle Fund

WM Argyle Fund, LLC, which owns 207,200 of the outstanding common shares of Broadwind, Inc., is an investment fund specifically created to invest in Broadwind. We believe the Company has been underperforming due to strategic errors, operational inefficiencies, and inattentive governance. We are looking to ensure the long-term performance of the Company by reconstituting the Broadwind Board with new members.

Important Information

WM Argyle Fund, LLC, Jay Douglas Armburger, Ryan Bogenschneider, Christine M. Candela and James M. Robinson IV (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of GREEN universal proxy card to be used in connection with the solicitation of proxies from the stockholders of Broadwind, Inc. (the “Company”). Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC. All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GREEN universal proxy card will be furnished to some or all of the Company’s stockholders and are, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Contacts:

Investors

InvestorCom LLC
John Glenn Grau, 203-972-9300
info@investor-com.com

Media

Mahony Partners
Richard Mahony, 917-257-6811
info@mahonypartners.com

If you have any questions, require assistance with voting your proxy card,

or need additional copies of proxy material, please contact InvestorCom LLC

InvestorCom LLC

19 Old Kings Highway S., Suite 130

Darien, CT 06820

proxy@investor-com.com

(203) 972-9300 or Toll-Free (877) 972-0090

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